Exhibit 16.1

June 1, 2007

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentleman:

We have read the statements of CardioDynamics International Corporation pertaining to our firm included under Item 4.01 of Form 8-K dated June 1, 2007 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Mayer Hoffman McCann P.C.